Fact Sheet

Company Description

U.S. Foodservice (TM) (NYSE: "UFS") is the second largest broadline foodservice distributor in the US with sales of $6.2 billion for fiscal 1999 (ended July 3) and annualized sales of $7 billion. The company is headquartered in Columbia, Maryland, and employs about 13,000 food service professionals. UFS operates 40 major distribution centers covering 85% of the United States, servicing over 140,000 customers. Average turnover per facility is approximately $175 million.

Customer Segmentation. UFS has a stable customer base, with no single account representing more than 5% of net sales.

[Pie  chart   representing   the  following   information   regarding   customer
segmentation:

Restaurants                65%
Hotels & Casinos           8%
Healthcare                 7%
Schools & Colleges         6%
Business & Industry        5%
Other                      9%]

Services. In addition to the sale of branded, signature and private label food (related) products, UFS offers a variety of services to its customers. NextDayGourmet.com is a Web-based fulfillment system allowing UFS to market equipment and supplies to customers via the Internet. Custom Dining Services
(TM) is a service program to the college and university market. DirectCare (R) offers menu advice and solutions to institutional healthcare clients, which includes directAdvantage (R), a software package for menu management and customized direct order entry, among other things.

Product Categories. UFS carries more than 43,000 SKUs with private label brands accounting for about 25% of total sales. Product categories, based on 1999 sales are as follows: Canned and dry products: 30%; Meats: 16%; Other Frozen Goods:
14%; Dairy Products: 9%; Paper Products: 8%; Poultry: 7%; Seafood: 6%; Perishable Food Products: 3%; Equipment and supplies: 3%; Janitorial Supplies:
2%; Contract and Design  Services:  2%.

Foodservice  Distribution in the United States
Foodservice distribution is a highly fragmented but rapidly consolidating industry in the U.S. It can be defined as a business-to-business operation where food and food-related products are distributed to companies, which serve food prepared away from home. Foodservice distributors purchase, store, market and transport food products, paper products and other supplies and food-related items and are generally classified as broadline, specialty or system distributors. Foodservice operators include Buffet Inc., Perkins Family Restaurants, Subway, Pizzeria Uno, Ruby Tuesday and Chili's.

Over 3,000 companies service the industry with a total turnover in 1998 of $147 billion. Only 7 players in 1998 had a turnover in excess of $1 billion. The foodservice industry is experiencing a real growth rate of approximately 4.5% per annum. The largest players and their respective market share are SYSCO 12.1%; UFS 4.1%, Alliant 4.0% and PYA at 2.1%.

Key Terminology
Broadline Companies offer a comprehensive range of food and related products from a single source of supply and provide foodservice establishments with the cost savings associated with large full-service deliveries.

Chain Sales. Franchises or corporate-owned units of regional family dining & other restaurant concepts, hotel & other regional institutional operators.

Commercial Foodservice includes horeca (hotels, restaurants, and cafes) and other catering, including sport/club canteens, convenience & recreational points of sale.

Foodservice encompasses all away-from-home consumption, except self-taken food from home and fully prepared food by others (excluding retailers) that is consumed in-home.

Market and Product Specialists. Specialty distributors who generally are small, family-owned enterprises that supply only one or two product categories.

Non-Commercial Foodservice encompasses employee feeding (company and school restaurants) and institutional catering (in hospitals, retirement homes, nursing homes & prisons).

Street Sales refer to sales by commissioned representatives to independent restaurants, hotels, schools and other foodservice businesses.

System Distributors typically supply a narrow range of products to a limited number of multi-unit businesses operating in a broad geographic area.

[Table stating the following information:

Summary Profit & Loss Statement                       Fiscal Years Ended
US$'000s                          6 mths ended    3-Jul     27-Jun     28-Jun
                                  Jan. 1, 2000    1999       1998       1997

Net sales                           3,357,835   6,198,408  5,506,949  5,169,406
Cost of Sales                       2,731,986   5,052,068  4,465,281  4,166,332
Gross Profit                          625,849   1,146,340  1,041,668  1,003,074
Income from Operations                115,648     212,166     60,899    145,824
Net Interest Expense and
  Other Financing costs                31,849      64,974     73,894     76,063
Nonrecurring Charges                     -           -        17,822      5,400
Income Before Income Tax
  and Extraordinary Charges            83,799     147,192    (30,817)    64,361
Provisions for Income Taxes            33,409      58,910      6,475     26,075
Income (loss) before
  extraordinary charge                 50,390      88,282    (37,292)    38,286
Extraordinary Charge,
  net of income tax benefit              -         (5,048)    (9,712)      -
Net and Comprehensive income           50,390      83,234    (47,004)    38,286]

[Table stating the following information:

Summary Balance Sheet                             Fiscal Years Ended
US$'000s                              6 mths ended       3-Jul        27-Jun
Assets                                Jan. 1, 2000       1999         1998

Current Assets:
Cash and Cash Equivalents               66,255            79,660        57,817
Receivables, net                       408,256           234,107       215,459
Residual interest in account
  receivables sold                     102,103           102,369       106,581
Inventories                            467,978           428,193       349,583
Other current assets                    44,739            31,949        28,548
Deferred income taxes                   19,086            18,853        39,294
Total Current Assets                 1,108,417           895,131       797,282
Property & Equipment, Net              468,492           454,033       437,265
Goodwill, net of accumulated
  amortization of $45,960 and
   $64,617                             712,414           637,107       561,695
Other Non Current Assets                  -               26,603        21,549
Total Assets                         2,289,323         2,012,874     1,817,791

Liabilities and Stockholders'
  Equity
Total Current Liabilities              494,621           515,191       509,466
Long-term Debt                         793,204           533,191       650,679
Obligations under Capital Leases        22,310            24,671        29,946
Deferred Income Taxes                   18,855            13,051         6,064
Other Noncurrent Liabilities            74,168            96,713        36,916
Total Liabilities                    1,403,158         1,182,817     1,233,071
Total Stockholders' Equity             886,165           829,379       584,720
Total Liabilities and Stockholders'
Equity                               2,289,323         2,012,196     1,817,791]

[Table stating the following information:

                                 Fiscal years ended
                                 3-Jul     27-Jun
                                 1999      1998
   Operating margin after
   depreciation                  3.4%      3.2%
   ROCE                          10.5%     8.6%
   Return on equity after tax    10.5%     10.7%
   Asset turn (times)            3.07      3.03
   Equity/ Assets                41.2%     32.2%
   EPS ($)                       $ 1.80    $ 1.37]

[Table stating the following information:

Summary of Cash Flows                               Fiscal Years Ended
US$'000s                       6 mths ended    3-Jul        27-Jun      28-Jun
                               Jan. 1, 2000    1999         1998         1997

Net Income                        50,390      93,234      (47,004)       38,286

Net Cash Provided (Used in)
  by Operating Activities       (176,401)    171,961       70,660       116,146
Net Cash Used in Investing
  Activities                     (88,828)    (49,448)    (102,290)     (106,763)
Net Cash Provided by (Used in)
  Financing Activities           251,824    (100,670)      15,015        30,780
Net Increase (Decrease) in
   Cash and Cash Equivalents     (13,405)     21,843      (16,615)       40,163]

[Graph representing the following information:

UFS Weekly Share Price
(March 5, '99 - March 2, '00)

  Date                Price
12-03-99            22.15625
19-03-99            21.65625
26-03-99                  22
02-04-99             22.5625
09-04-99              21.875
16-04-99              21.875
23-04-99              20.875
30-04-99            21.03125
07-05-99               22.25
14-05-99               23.25
21-05-99            23.28125
28-05-99               22.25
04-06-99            23.34375
11-06-99            22.96875
18-06-99            21.15625
25-06-99            22.34375
02-07-99                21.5
09-07-99            21.09375
16-07-99            21.09375
23-07-99            20.90625
30-07-99            21.21875
06-08-99             21.0625
13-08-99             19.3125
20-08-99              22.125
27-08-99              20.375
03-09-99             21.0625
10-09-99                20.5
17-09-99                19.5
24-09-99             18.3125
01-10-99             17.5625
08-10-99                  17
15-10-99              17.625
22-10-99                  17
29-10-99             19.1875
05-11-99             17.6875
12-11-99             19.5625
19-11-99               18.75
26-11-99             18.1875
03-12-99                18.5
10-12-99              16.875
17-12-99             14.5625
24-12-99               15.25
31-12-99               16.75
07-01-00             18.4375
14-01-00              17.875
21-01-00             17.9375
28-01-00             17.6875
04-02-00                  12
11-02-00                  13
18-02-00             11.8125
25-02-00                15.5
03-03-00             17.4375

and a legend stating the following information:

Shares out.                101.9 mln
Eqy Float                  99.50%
52 Wk H (5/18/99)          24.625
52 Wk L(17-02-00)          11.3125]

This announcement contains certain statements that are neither reported financial results nor other historical information. These statements are forward-looking statements within the meaning of the safe-harbor provisions of the U.S. federal securities laws. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward looking statements. Many of these risks and uncertainties relate to factors that are beyond Ahold's ability to control or estimate precisely, such as future market and economic conditions, the behavior of other market participants, the ability to successfully integrate acquired businesses and achieve anticipate synergies and the actions of government regulators. These and other risk factors are detailed in Ahold's publicly filed reports. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Ahold does not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of these materials.

U.S. Foodservice stockholders are advised to read the tender offer statement regarding the acquisition of U.S. Foodservice referenced in this press release, which will be filed by Ahold Acquisition Inc. and Koninklijke Ahold N.V. with the U.S. Securities and Exchange Commission and the related solicitation/recommendation statement which will be filed by U.S. Foodservice with the Commission. The tender offer statement (including an offer to purchase, letter of transmittal and related tender offer documents) and the solicitation/recommendation statement will contain important information which should be read carefully before any decision is made with respect to the offer. These documents will be made available to all stockholders of U.S. Foodservice, at no expense to them, by contacting information agent, Morrow & Co., Inc. Stockholders please call US 800 566 9061. These documents also will be available at no charge at the SEC's website at www.sec.gov.]